CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated July 30, 2009, on the financial statements of Bragg Capital Trust (the “Funds”), comprising the Queens Road Value Fund and the Queens Road Small Cap Value Fund, as of May 31, 2009, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

September 28, 2009

Registered with the Public Company Accounting Oversight Board